ACCESSOR FUNDS, INC.
                              INVESTOR CLASS SHARES

                          ADMINISTRATIVE SERVICES PLAN


         This administrative services plan (the "Administrative Services Plan") is adopted as of February 19, 1998 by Accessor Funds, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"). The Fund is a registered open-end investment management company, currently with eight portfolios as set forth in Schedule A, as may be amended from time to time, (each a "Portfolio" and collectively, the "Portfolios"). The Fund adopts this Administrative Services Plan on behalf of a class of shares (the "Investor Class Shares") of its Portfolios, subject to the following terms and conditions:

         Section 1.  Service Agreements; Annual Fees.

         Administrative Services Agreements. The Fund is authorized to enter into administrative services agreements on behalf of the Portfolios (the "Administrative Services Agreements") with financial institutions, retirement plans, broker-dealers, depository institutions, institutional shareholders of record, registered investment advisers and other financial intermediaries and various brokerage firms or other industry recognized service providers of fund supermarkets or similar programs (collectively "Service Organizations") who provide administrative, recordkeeping and support servicing to their customers who may from time to time beneficially own Investor Class Shares of the Portfolios as set forth in this Administrative Services Plan. The form of Administrative Services Agreement has been approved by the Board of Directors of the Fund (the "Board of Directors") and each Administrative Services Agreement will be ratified by the Board of Directors at the next quarterly meeting,

         Administrative Services Fee. Each Portfolio will pay directly to Service Organizations a non-distribution related administrative services fee under the Administrative Services Plan at an annual rate of up to 0.25% of the average daily net assets of the Investor Class Shares of a Portfolio (the "Administrative Services Fee") beneficially owned by the clients of Service Organizations. No Portfolio shall directly or indirectly pay any distribution related amounts under the Administrative Services Plan. Any distribution related amounts will be paid under the Fund's Investor Class Shares Distribution Plan .

         Adjustment to Fees. The Investor Class Shares of any Portfolio may pay an Administrative Services Fee at a lesser rate than the fees specified in
Section 1 hereof as agreed upon by the Board of Directors and approved in the manner specified in Section 3 of this Plan.

         Payment of Fees. The Administrative Services Fees will be calculated and accrued daily and paid monthly, or at such other interval as the Board of Directors may determine, by each Portfolio with respect to the Investor Class Shares at the annual rate indicated above.



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         Section 2.  Expenses Covered by the Plan.

         Administrative Services Fees may be used for payments to Service Organizations who provide administrative, recordkeeping and support servicing to their customers who may from time to time beneficially own Investor Class Shares of a Portfolio, which, by way of example, may include: (i) establishing and maintaining accounts and records relating to shareholders; (ii) processing dividend and distribution payments from a Portfolio on behalf of shareholders;
(iii) providing information periodically to shareholders showing their positions in shares and integrating such statements with those of other transactions and balances in shareholders other accounts serviced by such financial institution;
(iv) arranging for bank wires; (v) providing transfer agent or sub-transfer agent services, recordkeeping, custodian or subaccounting services with respect to shares beneficially owned by shareholders, or the information to a Portfolio necessary for such services; (vi) if required by law, forwarding shareholder communications from a Portfolio (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders; (vii) assisting in processing purchase, exchange and redemption requests from shareholders and in placing such orders with our service contractors; or (viii) providing such other similar services, which are not considered "service fees" as defined in National Association of Securities
Dealers, Inc. (the "NASD") Rule 2830(b)(9), as a Portfolio may reasonably request to the extent the Service Organization is permitted to do so under applicable laws, statutes, rules and regulations, provided, however, if the NASD adopts a definition of "service fee" for purposes of Rule 2830 of the NASD Conduct Rules that differs from the definition of "service fee" as presently used, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fee" as used herein shall be automatically amended to conform to the NASD definition.

         Section 3.  Approval of Directors.

         The Administrative Services Plan will not take effect until approved by a majority of both (a) the full Board of Directors and (b) those Directors who are not interested persons (deemed to have the same meaning that this term has under the Investment Company Act of 1940, as amended, by the Securities and Exchange Commission) of the Fund and who have no direct or indirect financial interest in the operation of the Administrative Services Plan (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Administrative Services Plan.

         Section 4.  Continuance of the Administrative Services Plan.

         The Administrative Services Plan will continue in effect until February 1999, and thereafter for successive twelve-month periods provided, however, that such continuance is specifically approved at least annually by the Board of Directors and by a majority of the Qualified Directors, in the manner described in Section 3 above.

         Section 5.  Termination.

         The Administrative Services Plan may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by a vote of a majority of the Board of Directors, as well as by the Qualified Directors. The Administrative Services Plan may remain in effect with respect to a Portfolio even if the Administrative Services Plan has been terminated in accordance with this Section 5 with respect to any other Portfolio.

         Section 6.  Amendments.

         No material amendment to the Administrative Services Plan may be made unless approved by the Board of Directors in the manner described in Section 3 above.


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         Section 7.  Written Reports.

         In each year during which the Administrative Services Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to the Administrative Services Plan will prepare and furnish to the Board of Directors, and the Board of Directors will review, at least quarterly, written reports which set out the amounts expended under the Administrative Services Plan and the purposes for which those expenditures were made.

         Section 8.  Preservation of Materials.

         The Fund will preserve copies of the Administrative Services Plan, any Administrative Services Agreement relating to the Administrative Services Plan and any report made pursuant to Section 7 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Administrative Services Plan, Administrative Services Agreement or report.


Dated:  February 19, 1998.


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                                   SCHEDULE A
                                February 19, 1998

         This Administrative Services Plan shall be adopted with respect to the Investor Class Shares of the following Portfolios of Accessor Funds, Inc.:

                  Growth Portfolio
                  Intermediate Fixed-Income Portfolio
                  International Equity Portfolio
                  Mortgage Securities Portfolio
                  Short-Intermediate Fixed-Income Portfolio
                  Small to Mid Cap Portfolio
                  U.S. Government Money Portfolio
                  Value and Income Portfolio